Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Third Quarter Net Income of $285 million
Supported by Continued Loan Growth

Highlights:

•	Grew loan balances $902 million from the prior quarter to $76 billion

•	Increased net interest income $16 million from the prior quarter to $824 million

•	Expanded net interest margin by 8 basis points to 3.24 percent

•	Improved overall asset quality as net charge-offs declined to 0.60 percent of total loans

BIRMINGHAM, Ala. - (BUSINESS WIRE) - October 22, 2013 - Regions Financial Corporation (NYSE:RF) today announced earnings for the third quarter of 2013. The company reported net income available to common shareholders of $285 million and earnings per diluted share available to common shareholders of $0.20. These results reflect continued loan and revenue growth and an expanding customer base.

Staying focused and moving forward

Regions' continued focus on identifying and meeting the needs of customers resulted in loan growth in both the consumer and business categories and across the geographic markets it serves. The company’s profitability was driven by acquiring new customers and deepening existing customer relationships while achieving year to date growth in households.

“This quarter’s results demonstrate that our focus on meeting customers' needs is driving sustainable growth across our franchise as we increase loans and households served,” said Grayson Hall, president, chairman and CEO. “This marks the second consecutive quarter that we achieved loan growth and expanded net interest income. At the same time, our asset quality continues to improve and our strong capital levels position us well for the future.”

Loan growth continued

Loan balances increased $902 million ending the quarter at $76 billion. Importantly, both the business and consumer loan portfolios grew during the third quarter and new loan production increased 18 percent over the previous year to $8 billion.

New customer acquisition and solid loan production drove continued growth in business lending. Compared to the prior quarter, total business loans increased $692 million to $47 billion. Total business lending production increased 18 percent from the previous year supported by growth from the asset based and specialized lending groups as well as real estate corporate banking. The commercial and industrial portfolio increased 13 percent from the prior year to $30 billion. Commercial and industrial new loan production increased $824 million or 24 percent from the previous year and commitments for future loans increased 17 percent to $38 billion.

Investor real estate new loan production more than doubled from the prior year to $1.2 billion due to improving economic conditions and increased loan demand. Loans in this portfolio totaled $7 billion representing a 1 percent quarter over quarter decline compared to an average quarterly decline of 8 percent over the last two years.

Growth in consumer lending reflects the company’s focus on expanding customer relationships and the improving economic environment in the markets the company serves. Compared to the prior quarter, total consumer loans increased 1 percent primarily attributable to growth in the indirect auto portfolio. Loan balances in the indirect portfolio increased 7 percent and production increased 2 percent from the prior quarter. In addition, Regions’ credit card business grew during the third quarter. Consumer credit card balances totaled $896 million, an increase of 3 percent from the previous quarter. The company has realized steady increases in new production, with active card holders rising to the highest level since Regions purchased the portfolio more than two years ago.

Residential mortgage loan balances were relatively flat from the prior quarter, a significant change compared to a consistent quarterly decline over the last two years. This notable change was driven by fewer mortgage customers refinancing due to the recent rise in interest rates. In addition, as the housing market continues to improve, originations related to new home purchases are increasing and in the third quarter were 60 percent of total originations compared to 37 percent a year ago.

The home equity portfolio consists of home equity loans and lines of credit. During the quarter the company grew home equity loans; however, this was offset by customers who have continued to pay down home equity lines. After a number of years of declining balances, this portfolio was down slightly from the previous quarter.

Total funding costs continued to improve

Average deposit balances decreased $2.5 billion from the previous year to $92 billion. The mix of deposits improved as average low-cost deposits increased from the previous year by $2.6 billion, while higher cost time deposits declined $5.1 billion. As a result, low-cost deposits as a percent of total deposits improved to 89 percent, compared to 84 percent last year. This change in deposit mix led to a deposit cost improvement of 15 basis points from the prior year to 13 basis points. Total funding costs for the company declined to 35 basis points, down 21 basis points from the same period one year ago as a result of liability management actions in the second quarter and lower deposit costs.

Net interest income and net interest margin expanded

Net interest income experienced another quarter of solid expansion, increasing $16 million or 2 percent from the previous quarter to $824 million. Lower borrowing costs, including a decrease in deposit costs, and lower premium amortization in the securities portfolio as well as higher loan balances contributed to the increase from the prior quarter. However, this expansion was partially offset by the low interest rate environment driven by lower loan and investment yields. The resulting net interest margin improved 8 basis points from the prior quarter to 3.24 percent.

Non-interest revenue impacted by lower mortgage income

Non-interest revenue totaled $495 million, a slight decline from the previous quarter, driven primarily by an expected decline in mortgage income. Mortgage loan production fell 16 percent from the second quarter as consumer demand for mortgages slowed due to rising interest rates. Consequently, mortgage income declined $17 million from the second quarter to $52 million. The decline in mortgage income was partially offset by increases in services charges and other revenue sources. Service charges from consumer accounts increased $14 million or 6 percent. In addition, during the quarter the company divested a non-core portion of the Wealth Management business which resulted in a pre-tax gain of $24 million.

Non-interest expenses relatively flat

Non-interest expenses totaled $884 million and were steady from the previous quarter. Salary and benefit expenses were relatively flat from the previous quarter. However, the company continues to increase staffing in customer-facing, revenue-generating and compliance positions as headcount increased 376 positions. Regions continues to prudently invest for the future, which includes investments in talent and technology to support both innovation and risk management. As a reminder, the previous quarter's expenses benefited from a lower level of professional and legal expenses and unfunded commitment expenses, and also included higher costs associated with the early termination of certain debt and preferred securities.

Asset quality improved as net charge-offs declined

Regions demonstrated continued broad based asset quality improvement as the economic environment improves. Net charge-offs declined $148 million or 56 percent over the previous year to the lowest level in five years. Additionally, Regions' provision for loan losses was $96 million less than net charge-offs, reflecting overall improvement in the asset quality of the total loan portfolio. This resulted in a total provision for loan losses of $18 million for the quarter, a decrease of $15 million from the prior year. The resulting allowance for loan and lease losses, represented 2.03 percent of total loans outstanding at the end of the quarter.

Non-performing loans (excluding loans held for sale) improved $530 million or 28 percent from the prior year, and have consistently declined for more than three years. The pace of loans migrating into non-performing loan status declined 57 percent from the previous year to $199 million. In addition, the amount of late stage delinquent loans (accruing 90 days past due) declined 19 percent from the prior year, another sign of improving asset quality.

Strong capital and solid liquidity

Regions' capital position remains strong as the Tier 1 ratio was estimated at 11.6* percent at quarter end. In addition, the Tier 1 Common ratio was estimated at 11.1* percent, an increase of 60 basis points from one year ago. Likewise, the company’s liquidity position remained solid as the loan to deposit ratio at the end of the quarter was 82 percent. Finally, the company has returned capital to shareholders by repurchasing approximately $350 million of shares outstanding throughout 2013.

Highlights	Quarter Ended
(In millions, except per share data)	9/30/2013	6/30/2013	9/30/2012
Net Income
Net interest income	$824	$808	$817
Non-interest income	495	497	533
Total revenue	1,319	1,305	1,350
Provision for loan losses	18	31	33
Non-interest expense	884	884	869
Pre-tax income	417	390	448
Income tax expense	124	122	136
Income from continuing operations (A)	293	268	312
Income (loss) from discontinued operations, net of tax	—	(1)	(11)
Net income	293	267	301
Preferred dividends and accretion (B)	8	8	—
Net income available to common shareholders	$285	$259	$301
Income from continuing operations available to common shareholders (A) – (B)	$285	$260	$312
Diluted earnings per common share	$0.20	$0.18	$0.21

	Quarter Ended
	9/30/2013	6/30/2013	9/30/2012
Key ratios*
Net interest margin (FTE)	3.24%	3.16%	3.08%
Tier 1 capital*	11.6%	11.6%	11.5%
Tier 1 common* risk-based ratio(1) (non-GAAP)	11.1%	11.1%	10.5%
Tangible common stockholders’ equity to tangible assets(1) (non-GAAP)	9.02%	8.72%	8.49%
Tangible common book value per share(1) (non-GAAP)	$7.32	$7.11	$7.02
Asset quality
Allowance for loan losses as % of net loans	2.03%	2.18%	2.74%
Net charge-offs as % of average net loans~	0.60%	0.77%	1.38%
Non-accrual loans, excluding loans held for sale, as % of loans	1.78%	2.01%	2.50%
Non-performing assets as % of loans, foreclosed properties and non-performing loans held for sale	2.03%	2.25%	2.93%
Non-performing assets (including 90+ past due) as % of loans, foreclosed properties and non-performing loans held for sale(2)	2.38%	2.68%	3.37%

 *Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated
~Annualized
(1) Non-GAAP, refer to pages 8 and 16-18 of the financial supplement to this earnings release
(2) Guaranteed residential first mortgages were excluded from the 90+ past due amounts, refer to pages 11 and 14 of the financial supplement to this earnings release

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $117 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, unless the context implies otherwise, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) became law in July 2010, and a number of legislative, regulatory and tax proposals remain pending. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature and extent of which cannot be determined at this time.

•
Current developments in recent litigation against the Board of Governors of the Federal Reserve System could result in possible reductions in the maximum permissible interchange fee that an issuer may receive for electronic debit transactions and/or the possible expansion of providing merchants with the choice of multiple unaffiliated payment networks for each transaction, each of which could negatively impact the income Regions currently receives with respect to those transactions.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

•
Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins. Increases in benchmark interest rates could also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated.

•	Possible adverse changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business.

•	Possible regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact Regions’ business model or products and services.

•
Regions’ ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of Regions’ comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•	Possible stresses in the financial and real estate markets, including possible deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Cyber-security risks, including “denial of service,” “hacking” and “identity theft,” that could adversely affect our business and financial performance, or our reputation.

•	Regions’ ability to keep pace with technological changes.

•
Regions’ ability to effectively identify and manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, reputational risk, counterparty risk, international risk, regulatory risk, and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•
The reputational damage, cost and other effects of material contingencies, including litigation contingencies and negative publicity, fines, penalties, and other negative consequences from any adverse judicial, administrative or arbitral rulings or proceedings, regulatory violations and legal actions.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Regions’ ability to identify and address data security breaches.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters.

•	Possible downgrades in ratings issued by rating agencies.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2012 and the “Forward-Looking Statements” section of Regions’ Quarterly Report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, as filed with the Securities and Exchange Commission.
The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

Regions’ Investor Relations contact is List Underwood at (205) 801-0265; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Regions believes that the presentation of pre-tax, pre-provision income (PPI) and the exclusion of certain items from PPI provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as applied by management.
Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the company’s Comprehensive Capital Analysis and Review process, these regulators supplement their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not prescribed in amount by federal banking regulations, under Basel I, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or prescribed in amount by the federal banking regulations, under Basel I, these measures are currently considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.
Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together, and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.

Management and the Board of Directors utilize non-GAAP measures as follows:

•	Preparation of Regions’ operating budgets

•	Monthly financial performance reporting

•	Monthly close-out reporting of consolidated results (management only)

•	Presentation to investors of company performance
See page 8 of the supplement to this earnings release for the computation of income (loss) from continuing operations available to common shareholders (GAAP) to pre-tax pre-provision income from continuing operations (non-GAAP) to adjusted pre-tax pre-provision income from continuing operations (non-GAAP). See pages 16-18 of the supplement to this earnings release for 1) a reconciliation and computation of adjusted income (loss) available to common shareholders (non-GAAP), and adjusted income (loss) from continuing operations available to common shareholders (non-GAAP), 2) computation of return on average assets from continuing operations (GAAP) and adjusted return on average assets from continuing operations (non-GAAP), 3) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 4) computation of return on average tangible common stockholders’ equity (non-GAAP) and adjusted return on average tangible common stockholders’ equity (non-GAAP), 5) a reconciliation of total assets (GAAP) to tangible assets (non-GAAP), 6) computation of tangible common stockholders’ equity to tangible assets (non-GAAP) and tangible common book value per share (non-GAAP), 7) a reconciliation of stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP), 8) computation of Tier 1 common risk–based ratio (non-GAAP), 9) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP), 10) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), and 11) a computation of the adjusted efficiency ratio and fee income ratio (non-GAAP).